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                                                                       Exhibit 5

                               February 24, 2000


Olin Corporation
501 Merritt 7
Norwalk, Connecticut  06851

     Re:  Shares of Common Stock to be Issued Under
          1996 Stock Option Plan For Key Employees of Olin Corporation and Subsidiaries

Ladies and Gentlemen:

     I refer to the Registration Statement on Form S-8 of Olin Corporation, a Virginia corporation (the "Company"), to be filed with the Securities and Exchange Commission on February 25, 2000. This statement is filed for the purpose of registering under the Securities Act of 1933, additional shares of Common Stock, par value $1.00 per share ("Common Stock"), of the Company issued under the 1996 Stock Option Plan for Key Employees of Olin Corporation and Subsidiaries ("Plan").

     I have examined the Articles of Incorporation, as amended and restated, the By-laws of the Company, as presently in effect, minutes of the applicable meetings of the Board of Directors and shareholders of the Company, or statements of unanimous consent in lieu of such meetings, together with such other corporate records, certificates of public officials and other documents as I have deemed relevant to this opinion.

     Based upon the foregoing, it is my opinion that all of the aforesaid additional shares of Common Stock associated with the Plan, as issued from authorized stock of the Company and paid for as described in such Registration Statement, shall be, when so issued, legally issued, fully paid and non-assessable. I hereby consent to the inclusion of this opinion in the Registration Statement as an exhibit thereto.

                                       Very truly yours,

                                       /s/ Johnnie M. Jackson, Jr.
                                       ----------------------------------
                                       Johnnie M. Jackson, Jr.